Exhibit 10(v)
THE SCOTTS MIRACLE-GRO COMPANY
2003 STOCK OPTION AND INCENTIVE EQUITY PLAN
AWARD AGREEMENT FOR DIRECTORS
The Scotts Miracle-Gro Company (“Company”) believes that its business interests are best served by ensuring that you have an opportunity to share in the Company’s business success. To this end, the Company sponsors the 2003 Stock Option and Incentive Equity Plan (“Plan”) through which its directors may acquire (or share in the appreciation of) common shares of the Company.
We cannot guarantee that the value of your options (or the value of the common shares you acquire through an option) will increase. This is because the value of the Company’s common shares is affected by many factors. However, the Company believes that your efforts contribute to the value of the Company’s common shares and that the Plan (and the options granted through the Plan) is an appropriate means of sharing with you the value of your contribution to the Company’s business success.
This Agreement describes the type of options that you have been granted and the conditions that must be met before you may receive the value associated with your options. To ensure you fully understand these terms and conditions, you should:
•	Carefully read this Award Agreement and the attached copies of the Plan and Prospectus; and

•	Call us at (937) 644-0011 if you have any questions about your options. Or, you may send a written inquiry to:
The Scotts Miracle-Gro Company
Attn: Vice President Human Resources
14111 Scottslawn Road
Marysville, OH 43041

Description of Your Nonqualified Stock Options
You have been awarded Nonqualified Stock Options (or “NSOs”) to purchase ___common shares of the Company. You may purchase one of the Company’s common shares for each NSO, but only if you pay $___(“Exercise Price”) for each common share purchased, you exercise the NSOs on or before ___(“Expiration Date”) and meet the terms and conditions described in this Agreement and in the Plan and in the Prospectus.
Limits on Exercising Your NSOs
Your NSOs will vest (and be exercisable) on ___[6 months from grant date] [12 months from grant date].
This does not mean that you must exercise your NSOs on this date; this is merely the first date that you may do so. However, your NSOs will expire unless they are exercised on or before the Expiration Date.
There are some special situations in which your NSOs may vest earlier. These are described later in this Agreement.
At any one time you may not exercise NSOs to buy fewer than 100 common shares of the Company (or, if smaller, the number of your outstanding vested NSOs). Also, you may never exercise an NSO to purchase a fractional common share of the Company; NSOs for fractional common shares will always be redeemed for cash.
Exercising Your NSOs
After they vest, you may exercise your NSOs by completing a form. This form, and other procedures that you must follow, are available from Merrill Lynch or by contacting us at the number (or address) shown above.
There are three exercise methods available to you. You will decide on the method at the time of exercise.
•	Cashless Exercise and Sell; You will settle in shares of Company Stock. This will result in a cash payment (net of taxes) at settlement. The number of shares required to settle costs and taxes is equal to the stock price appreciation at the time of exercise.

•	Combination Exercise (Exercise and sell enough shares to cover cost and taxes); You have no out of pocket costs for doing the transaction, and hold a smaller number of shares than exercised.

•	Exercise and Hold; You come up with the monies to cover the exercise cost and taxes, and you will receive the shares exercised on settlement.
If you do not elect one of these methods, we will apply the Cashless Exercise and Sell method described above.

GENERAL TERMS AND CONDITIONS
These terms and conditions apply to all awards issued under this Award Agreement. This is merely a summary of these important terms and conditions; you are urged to read the entire Plan and Prospectus (copies of which are attached), all of the terms of which are incorporated by reference into this Award Agreement.
1.00 Loss of an NSO. There are ways in which you may forfeit your NSOs.
[1] If Your Directorship Terminates . . .
Normally, your NSOs will expire on the Expiration Date specified earlier in this Agreement. However, these NSOs may expire earlier than their Expiration Date if your directorship terminates (as defined in the Plan).
[a] If your directorship is terminated by the Company for cause (as defined in the Plan), the options will expire on the date your directorship ends; or
[b] If your directorship terminates because you [i] die or [ii] become disabled (as defined in the Plan), the NSOs will expire no later than 60 months after your directorship terminates; or
[c] If your directorship terminates after you served one full term as a director, the NSOs will expire no later than five years after your directorship terminates; or
[d] If your directorship terminates for any other reason, your NSOs will expire no later than one year after your directorship terminates.
Note, it is your responsibility to keep track of when your NSOs expire.
[2] If You Engage in Conduct That is Harmful to the Company (or Subsidiary) . . .
You also will forfeit any outstanding NSOs and must return to the Company all common shares and other amounts you have received through the Plan if, without our consent, you do any of the following within 180 days before and 730 days after your directorship terminates:
[a] You serve (or agree to serve) as an officer, director, consultant or employee of any proprietorship, partnership or corporation or become the owner of a business or a member of a partnership that competes with any portion of the Company’s (or a Subsidiary’s) business with which you have been involved anytime within five years before your directorship terminates or render any service (including, without limitation, advertising or business consulting) to entities that compete with any portion of the Company’s (or a Subsidiary’s) business with which you have been involved anytime within five years before your directorship terminates;
[b] You refuse or fail to consult with, supply information to or otherwise cooperate with the Company after having been requested to do so;

[c] You deliberately engage in any action that we conclude has caused substantial harm to the interests of the Company or any Subsidiary;
[d] On your own behalf or on behalf of any other person, partnership, association, corporation or other entity, solicit or in any manner attempt to influence or induce any employee of the Company or a Subsidiary to leave the Company’s or Subsidiary’s employment or use or disclose to any person, partnership, association, corporation or other entity any information obtained during your directorship concerning the names and addresses of the Company’s and any Subsidiary’s employees;
[e] You disclose confidential and proprietary information relating to the Company’s and its Subsidiaries’ business affairs (“Trade Secrets”), including technical information, product information and formulae, processes, business and marketing plans, strategies, customer information and other information concerning the Company’s and Subsidiaries’ products, promotions, development, financing, expansion plans, business policies and practices, salaries and benefits and other forms of information considered by the Company to be proprietary and confidential and in the nature of Trade Secrets;
[f] You fail to return all property (other than personal property), including keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible property or document and any and all copies, duplicates or reproductions that you have produced or received or have otherwise been submitted to you in the course of your directorship; or
[g] You engaged in conduct that we reasonably conclude would have given rise to a termination of your directorship for cause (as defined in the Plan) had it been discovered before your directorship terminated.
2.00 Buy Out/Cancellation Of NSOs By Company. We may decide at any time to buy out your NSOs. This may happen without your consent and at any time. If we decide to buy out your NSOs, we will pay you the difference between the fair market value of the common shares underlying the NSOs that are exercisable (or vested) at that time and that are being bought out and the Exercise Price associated with those NSOs. However, no payment will be made for any cancelled NSOs that are not vested (and not exercisable) on the cancellation date.
3.00 Amendment/Termination. We may amend or terminate the Plan at any time.
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You must sign this Agreement; if you do not, your NSOs will be cancelled. By signing this Agreement, you acknowledge that these NSOs are granted under and are subject to the terms and conditions described in this Agreement and in the Plan.

OPTIONEE/GRANTEE	THE SCOTTS MIRACLE-GRO COMPANY

(date signed)	(date signed)

DATE OF THIS AGREEMENT: